Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Announces the U.S. Commercial Launch of ADASUVE® by

Teva Pharmaceuticals

ADASUVE is the first and only orally inhaled medicine for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults

Mountain View, CA, March 3, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced the U.S. commercial launch of ADASUVE® (loxapine) inhalation powder 10mg by its commercial partner, Teva Pharmaceutical Industries Ltd., (NYSE: TEVA). ADASUVE is the first and only orally inhaled medicine for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults.

ADASUVE is administered through our innovative proprietary Staccato® single-use, hand held drug delivery technology system. This new drug-device combination product provides rapid systemic delivery by inhalation of a thermally-generated aerosol of loxapine, a first generation antipsychotic, to the lung. Administration of ADASUVE results in rapid absorption of loxapine, with a maximum plasma concentration achieved in approximately 2 minutes.

“ADASUVE is the first product approved in the U.S. in an orally inhaled formulation that provides a treatment option with fast onset for adults with agitation associated with schizophrenia or bipolar I disorder. The launch of ADASUVE represents an important milestone for Alexza and the millions of patients with schizophrenia or bipolar I disorder who seek treatment for their agitation episodes each year,” said Thomas B. King, President and CEO of Alexza. “We have successfully taken a Staccato-based product from concept through development, approval and manufacturing scale-up.”

King continued, “We believe Teva is an excellent commercial partner for ADASUVE in the U.S. and we are confident of their commercial capabilities. We look forward to continuing our support of their launch efforts in the U.S.”

Teva licensed the U.S. commercial rights to ADASUVE in May 2013 from Alexza. Under the terms of the license and supply agreement, Teva is responsible for all U.S. commercial and clinical activities for ADASUVE, including U.S. post-approval clinical studies. Alexza is responsible for manufacturing and supplying ADASUVE to Teva for commercial sales and clinical trials. Alexza is eligible to receive tiered royalty payments based on net commercial sales of ADASUVE, as well as certain milestone payments, based upon successful completion of the ADASUVE post-approval studies in the U.S and the achievement of net sales targets.

Efficacy was demonstrated in two clinical trials in acute agitation: one in schizophrenia and one in bipolar I disorder. Patients receiving ADASUVE experienced a statistically significant reduction in agitation at two hours, with an effect seen as early as ten minutes post-dose.

Due to the risk of bronchospasm that has the potential to lead to respiratory distress and respiratory arrest, ADASUVE is contraindicated in patients with a current diagnosis or history of asthma, chronic obstructive pulmonary disease (COPD), or other pulmonary disease associated with bronchospasm and is only available through a restricted program called the ADASUVE Risk Evaluation and Mitigation Strategy (REMS). ADASUVE must be administered only in a REMS-enrolled healthcare facility that has immediate access on-site to equipment and personnel trained to manage acute bronchospasm, including advanced airway management (intubation and mechanical ventilation).

“Existing treatment options for patients with agitation associated with schizophrenia or bipolar I disorder are limited to oral tablets or injectable modes of administration, sometimes requiring the use of restraints,” said Richard Jaffe, M.D., Medical Director for Research and Clinical Trials at the Belmont Center for Comprehensive Treatment Philadelphia, Pennsylvania, and a clinical trial investigator. “ADASUVE is a drug-device combination that offers health care providers a new option to help manage agitation.”

In the United States, approximately 2.4 million adults have schizophrenia and approximately 5.7 million adults have bipolar disorder. More than 90% of patients with schizophrenia or bipolar disorder will experience agitation in their lifetimes.i Patients experiencing agitation associated with schizophrenia or bipolar I disorder often manifest behaviors that interfere with their care, such as threatening behaviors, escalating or urgently distressing behavior or self-exhausting behavior that lead clinicians to use rapidly absorbed antipsychotic medications to help control the agitation quickly.

“The availability of orally inhaled ADASUVE provides a rapid onset of action that quickly improves symptoms for patients, and gives providers in enrolled hospitals another treatment choice,” said Michael McHugh, Vice President and General Manager, Teva Select Brands and Teva Women’s Health. “As part of our ongoing commitment to enhancing patient care and bringing new therapies and delivery systems to the market that fit within our areas of expertise, Teva is pleased to launch this new treatment choice that is aligned with Teva’s New Therapeutic Entities (NTE) program.”

Two Phase 3 short-term clinical efficacy trials demonstrated significant improvement in agitation at two hours, in patients with schizophrenia or bipolar I disorder treated with ADASUVE. These studies demonstrated a 49% reduction in agitation symptoms from baseline in schizophrenia patients, as compared to 33% in placebo, and 53% reduction in bipolar I patients, as compared to 27% in placebo. Improvement was rapidly achieved at 10 minutes post-dose with a 19% reduction in agitation symptoms from baseline in schizophrenia patients and a 23% reduction in bipolar I patients, both as compared to 10% in placebo.

Please see additional important safety information including boxed warnings and REMS Program information below. The most common adverse reactions (greater than at least 2% in the treated group and greater than in the placebo group) in short-term, placebo-controlled trials were dysgeusia (abnormal taste), sedation and throat irritation.

ADASUVE is currently available through a select distribution network. Please call (800) 292-4283 or visit www.ADASUVE.com for additional information.

ADASUVE® Prescribing Information (U.S.)

Please click here for Full Prescribing Information, including Boxed WARNINGS.

For more information about ADASUVE, visit www.ADASUVE.com

For REMS Program information, visit www.ADASUVEREMS.com or call (855)-755-0492

INDICATIONS AND USAGE

ADASUVE (loxapine) inhalation powder, for oral inhalation use, is a typical antipsychotic indicated for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Efficacy was demonstrated in 2 trials in acute agitation: one in schizophrenia and one in bipolar I disorder.

Limitations of Use: As part of the ADASUVE REMS Program to mitigate the risk of bronchospasm, ADASUVE must be administered only in an enrolled healthcare facility.

IMPORTANT SAFETY INFORMATION

WARNING: BRONCHOSPASM and

INCREASED MORTALITY IN ELDERLY PATIENTS WITH DEMENTIA-RELATED PSYCHOSIS

Bronchospasm

ADASUVE can cause bronchospasm that has the potential to lead to respiratory distress and respiratory arrest. Administer ADASUVE only in an enrolled healthcare facility that has immediate access on-site to equipment and personnel trained to manage acute bronchospasm, including advanced airway management (intubation and mechanical ventilation). Prior to administering ADASUVE, screen patients regarding a current diagnosis, history, or symptoms of asthma, COPD and other lung diseases, and examine (including chest auscultation) patients for respiratory signs. Monitor for signs and symptoms of bronchospasm following treatment with ADASUVE.

Because of the risk of bronchospasm, ADASUVE is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ADASUVE REMS.

Increased Mortality in Elderly Patients With Dementia-Related Psychosis

Elderly patients with dementia-related psychosis treated with antipsychotic drugs are at an increased risk of death. ADASUVE is not approved for the treatment of patients with dementia-related psychosis

•	ADASUVE is contraindicated in patients with the following:

•	Current diagnosis or history of asthma, COPD, or other lung disease associated with bronchospasm

•	Acute respiratory signs/symptoms (eg, wheezing)

•	Current use of medications to treat airways disease, such as asthma or COPD

•	History of bronchospasm following ADASUVE treatment

•	Known hypersensitivity to loxapine or amoxapine. Serious skin reactions have occurred with oral loxapine and amoxapine

•	ADASUVE must be administered only by a healthcare professional

•	Prior to administration, all patients must be screened for a history of pulmonary disease and examined (including chest auscultation) for respiratory abnormalities (eg, wheezing)

•	Administer only a single 10 mg dose of ADASUVE within a 24-hour period by oral inhalation using the single-use inhaler

•	After ADASUVE administration, patients must be monitored for signs and symptoms of bronchospasm at least every 15 minutes for at least 1 hour

•	ADASUVE can cause sedation, which can mask the symptoms of bronchospasm

•	Antipsychotic drugs can cause a potentially fatal symptom complex called Neuroleptic Malignant Syndrome (NMS), manifested by hyperpyrexia, muscle rigidity, altered mental state, irregular pulse or blood pressure, tachycardia, diaphoresis, and cardiac dysrhythmia. Associated features can include escalated serum creatine phosphokinase (CPK) concentration, rhabdomyolysis, elevated serum and urine myoglobin concentration, and renal failure. If NMS occurs, immediately discontinue antipsychotic drugs and other drugs that may contribute to the underlying disorder, monitor and treat symptoms, and treat any concomitant serious medical problems

•	ADASUVE can cause hypotension, orthostatic hypotension, and syncope. Use with caution in patients with known cardiovascular disease, cerebrovascular disease, or conditions that would predispose patients to hypotension. In the presence of severe hypotension requiring vasopressor therapy, epinephrine should not be used

•	Use ADASUVE with caution in patients with a history of seizures or with conditions that lower the seizure threshold. ADASUVE lowers the seizure threshold. Seizures have occurred in patients treated with oral loxapine and can also occur in epileptic patients

•	Use caution when driving or operating machinery. ADASUVE can impair judgment, thinking, and motor skills

•	The potential for cognitive and motor impairment is increased when ADASUVE is administered concurrently with other CNS depressants

•	Treatment with antipsychotic drugs caused an increased incidence of stroke and transient ischemic attack in elderly patients with dementia-related psychosis; ADASUVE is not approved for the treatment of patients with dementia-related psychosis

•	Use of ADASUVE may exacerbate glaucoma or cause urinary retention

•	The most common adverse reactions (incidence ≥2% and greater than placebo) in clinical studies in patients with agitation treated with ADASUVE were dysgeusia, sedation, and throat irritation

•	Pregnancy Category C. Neonates exposed to antipsychotic drugs during the third trimester of pregnancy are at risk of extrapyramidal and/or withdrawal symptoms after delivery. ADASUVE should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus

•	Nursing mothers: Discontinue drug or nursing, taking into account the importance of the drug to the mother

•	The safety and effectiveness of ADASUVE in pediatric patients have not been established

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE (Staccato loxapine) is Alexza’s first commercial product, which was approved by the U.S. Food and Drug Administration in December 2012 and by the European Commission in February 2013. Teva Pharmaceuticals USA, Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its U.S. commercial partner, Teva to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	BCC Partners
Karen L. Bergman and Michelle Corral
650.575.1509 or 415.794.8662
kbergman@bccpartners.com or mcorral@bccpartners.com

[i]	Alexza - data on file